Exhibit 4.6

2108 St. George Avenue

Saskatoon, SK S7M 0K7
Tel: 1.800.979.9794

2021 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	DLA Piper (Canada) LLP Suite 2800, Park Place 666 Burrard St. Vancouver, British Columbia, Canada V6C 2Z7
Time:	10:00 a.m. (Vancouver time)
Date:	June 23, 2021

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DRAGANFLY INC.

CORPORATE DATA	Head Office 2108 St. George Avenue Saskatoon, SK S7M 0K7

Directors and Officers

Cameron Chell – Chairman, Chief Executive Officer and Director

Scott Larson – President and Director

Olen Aasen – Director
Andrew Hill Card, Jr. –Director

Justin Hannewyk – Director

John M. Mitnick – Director
Paul Sun – Chief Financial Officer and Corporate Secretary

Denis Silva – Director

Registrar and Transfer Agent Endeavor Trust Corporation
Legal Counsel DLA Piper (Canada) LLP
Auditor Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants
Stock Exchange Listing Canadian Securities Exchange under symbol “DFLY” Frankfurt Stock Exchange under symbol “3U8” OTCQB under symbol “DFLYF”

DRAGANFLY INC.
2108 St. George Avenue

Saskatoon, SK S7M 0K7
Tel: 1.800.979.9794

NOTICE OF ANNUAL General MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual general meeting (the “Meeting”) of the Shareholders of Draganfly Inc. (the “Company”) will be held at Suite 2800, Park Place 666 Burrard St Vancouver, British Columbia, Canada V6C 2Z7 on June 23, 2021 at 10:00 a.m. (Vancouver time), for the following purposes:

1.	To receive the financial statements of the Company for the fiscal year ended December 31, 2020 together with the report of the auditor thereon;

2.	To fix the number of directors of the Company at seven (7);

3.	To elect the directors of the Company for the ensuing year;

4.	To appoint Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants, as auditors of the Company for the ensuing year and to authorize the directors of the Company to fix their remuneration; and

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Accompanying this Notice is the Information Circular and a form of Proxy (including the Financial Statement Request Form). The accompanying Information Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this Notice.

In light of ongoing concerns related to the spread of COVID-19, and in order to mitigate potential risks to the health and safety of the Company’s shareholders, employees, communities and other stakeholders, Meeting participants are encouraged not to attend in person. Rather, participants are encouraged to vote on the matters before the Meeting by proxy and to join the Meeting by teleconference. Those who attend the Meeting by teleconference are requested to read the notes to the enclosed form of proxy and then to, complete, sign and return the enclosed form of proxy in accordance with the instructions set out in the proxy and in the information circular accompanying this Notice.

To access the Meeting by teleconference, dial toll free at (866) 214-9607 (U.S. and Canada), (647) 427-7523 (International), Access Code: 439.159.9895.

While registered shareholders are entitled to attend the Meeting in person, we strongly recommend that all shareholders vote by proxy and accordingly ask that registered shareholders read the notes to the enclosed form of Proxy and then complete, sign and return the enclosed form of Proxy in accordance with the instructions set out in the Proxy and in the Information Circular accompanying this Notice.

DATED at Vancouver, British Columbia, this 10th day of May, 2021.

BY ORDER OF THE BOARD

(signed) “Cameron Chell”
Chairman, Chief Executive Officer and Director

DRAGANFLY INC.
2108 St. George Avenue

Saskatoon, SK S7M 0K7
Tel: 1.800.979.9794

INFORMATION CIRCULAR

Unless otherwise stated, the information contained in this information circular (this “Information Circular”) is given as at May 12, 2021. Except as otherwise indicated, all dollar amounts in this Information Circular are expressed in Canadian dollars and references to $ are to Canadian dollars. References to US$ are to United States dollars.

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of Draganfly Inc. (the “Company”) for use at the annual general meeting of shareholders of the Company (and any adjournment thereof) to be held on June 23, 2021 (the “Meeting”) at the time and place and for the purposes set forth in the accompanying notice of meeting (“Notice of Meeting”).

In light of ongoing concerns related to the spread of COVID-19, and in order to mitigate potential risks to the health and safety of the Company’s shareholders, employees, communities and other stakeholders, Meeting participants are encouraged not to attend in person. Rather, participants are encouraged to vote on the matters before the Meeting by proxy and to join the Meeting by teleconference. To access the Meeting by teleconference, dial toll free at (866) 214-9607 (U.S. and Canada), (647) 427-7523 (International), Access Code: 439.159.9895.

While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors, officers and regular employees of the Company at nominal cost. All costs of solicitation by management will be borne by the Company.

Pursuant to National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to forward proxy solicitation material to the beneficial owners of the common shares of the Company (“Common Shares”). The cost of any such solicitation will be borne by the Company.

The contents and the sending of this Information Circular have been approved by the board of directors of the Company (the “Board of Directors” or the “Board”).

NOTICE-AND-ACCESS

The Company is sending out proxy-related materials to shareholders using the notice-and-access provisions under National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) and NI 54-101 (together with NI 51-102, the “Notice-and-Access Provisions”). The Company anticipates that use of the Notice-and-Access Provisions will benefit the Company by reducing the postage and material costs associated with the printing and mailing of the proxy-related materials and will also reduce the environmental impact of such actions.

Shareholders will be provided with electronic access to the Notice, this Information Circular, the Company's management's discussion and analysis of the results of operations and financial condition of the Company for the year ended December 31, 2020 (the “MD&A”) and the audited consolidated financial statements of the Company and accompanying notes for the year ended December 31, 2020 (together with the MD&A, the “MD&A and Financials”) together with the auditor's report thereon on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and at www.draganfly.com.

Shareholders are reminded to review the Information Circular before voting. Shareholders will receive paper copies of a notice package (the “Notice Package”) via pre-paid mail containing a notice with information prescribed by the Notice-and-Access Provisions and a form of proxy (if you are a registered Shareholder) or a voting instruction form (if you are a non-registered Shareholder). The Company will not use procedures known as ‘stratification” in relation to the use of Notice-and-Access Provisions. Stratification occurs when an issuer using Notice-and-Access Provisions sends a paper copy of the Information Circular to some securityholders with a Notice Package.

Shareholders with questions about notice-and-access can call the Company's transfer agent, Endeavor Trust Corporation (“Endeavor Trust” or the “Transfer Agent”) toll-free at 1-888-787-0888 (Canada and the U.S. only) or direct at (604) 559-8880 (outside Canada and the U.S.). Shareholders may obtain paper copies of the Information Circular and the MD&A and Financials free of charge by calling (604) 559-8880 at any time up until and including the date of the Meeting, including any adjournment or postponement thereof. Any Shareholder wishing to obtain a paper copy of the meeting materials should submit their request no later than 10:00 a.m. (Vancouver time) on June 16, 2021 in order to receive paper copies of the meeting materials in time to vote before the Meeting. Under the Notice-and-Access Provisions, meeting materials will be available for viewing at wwww.draganfly.com for one year from the date of posting.

APPOINTMENT OF PROXYHOLDER

The individuals named in the accompanying form of proxy are directors and/or officers of the Company (collectively, “Management’s Nominees”). A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM, HER OR IT AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STRIKING OUT THE NAMES OF MANAGEMENT’S NOMINEES NAMED IN THE ACCOMPANYING FORM OF PROXY AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.

REGISTERED SHAREHOLDERS

Registered shareholders may wish to vote by proxy whether or not they are able to attend the Meeting in person. Registered shareholders electing to submit a proxy may do so by:

(a)	completing, dating and signing the enclosed form of proxy and returning it to Endeavor Trust, by fax (604) 559-8908, or by mail at #702-777 Hornby Street, Vancouver, BC, V6Z 1S4; or

(b)	using the internet through the website of Endeavor Trust at www.eproxy.ca. Registered shareholders must follow the instructions that appear on the screen and refer to the enclosed proxy form for the Control Number and the proxy access number.

A proxy will not be valid unless the completed form of proxy is received by Endeavor Trust not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof. Proxies delivered after that time will not be accepted.

INFORMATION FOR NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary or in the name of a clearing agency. Shareholders who do not hold their shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only registered shareholders may vote at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will not be registered in such shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which company acts as nominee for many Canadian brokerage firms). Common Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the brokers’ clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by the Company to the registered shareholders. However, its purpose is limited to instructing the registered shareholder (i.e. the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically prepares a machine-readable voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the forms to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder who receives a Broadridge voting instruction form cannot use that form to vote Common Shares directly at the Meeting. The voting instruction form must be returned to Broadridge (or instructions respecting the voting of Common Shares must be communicated to Broadridge) well in advance of the Meeting in order to have the Common Shares voted.

Beneficial Shareholders may fall into two categories - those who object to their identity being made known to the issuers of the securities which they own ("Objecting Beneficial Owners") and those who do not object to their identity being made known to the issuers of the securities which they own ("Non-Objecting Beneficial Owners"). Subject to the provisions of NI 54-101, issuers may request and obtain a list of their Non-Objecting Beneficial Owners from intermediaries. Pursuant to NI 54-101, issuers may obtain and use the Non-Objecting Beneficial Owners list in connection with any matters relating to the affairs of the issuer, including the distribution of proxy-related materials directly to Non-Objecting Beneficial Owners. The Company is sending meeting materials to Non-Objecting Beneficial Owners with the assistance of Broadridge (as defined herein). The Company does not intend to pay for intermediaries to deliver the meeting materials to Objecting Beneficial Owners. The Company’s Non-Objecting Beneficial Owners and Objecting Beneficial Owners can expect to be contacted by Broadridge or their brokers or their broker’s agents as set out above.

Although Beneficial Shareholders may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his broker, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the Common Shares in that capacity. Beneficial shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxyholder for the registered shareholder should enter their own names in the blank space on the proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

All references to shareholders in this Information Circular and the accompanying form of proxy and Notice of Meeting are to shareholders of record unless specifically stated otherwise.

REVOCATION OF PROXIES

In addition to revocation in any other manner permitted by law, a registered shareholder who has given a proxy may revoke it by

(a)	executing a proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the registered shareholder or the registered shareholder’s authorized attorney in writing, or, if the registered shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the proxy bearing a later date to Endeavor Trust at #702-777 Hornby Street, Vancouver, BC, V6Z 1S4 or at the address of the registered office of the Company at Suite 2800, Park Place 666 Burrard St Vancouver, British Columbia, Canada V6C 2Z7 at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law, or

(b)	personally attending the Meeting and voting the registered shareholder’s Common Shares.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

VOTING OF PROXIES

The Common Shares represented by a properly executed proxy in favour of persons proposed by management of the Company as proxyholders in the accompanying form of proxy will:

(a)	be voted or withheld from voting in accordance with the instructions of the person appointing the proxyholder on any ballot that may be taken; and

(b)	where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made in such proxy.

ON A POLL SUCH COMMON SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER.

The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Authorized Capital:	an unlimited number of Common Shares without par value
Issued and Outstanding:	135,031,935(1) Common Shares without par value
(1)	As at the date hereof.

The Common Shares are the only voting securities of the Company. Only shareholders of record at the close of business on May 3, 2021, (the “Record Date”) who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their Common Shares voted at the Meeting.

On a show of hands, every individual who is present and is entitled to vote as a shareholder or as a representative of one or more corporate shareholders, or who is holding a proxy on behalf of a shareholder who is not present at the Meeting, will have one vote, and on a poll every shareholder present in person or represented by a proxy and every person who is a representative of one or more corporate shareholders, will have one vote for each Common Share.

To the knowledge of the Board and executive officers of the Company, as at the date hereof, no persons or companies beneficially own, directly or indirectly or exercise control or direction over shares carrying 10% or more of the voting rights attached to all outstanding shares of the Company.

VOTES NECESSARY TO PASS RESOLUTIONS

A simple majority of affirmative votes cast at the Meeting is required to pass the ordinary resolutions described herein. Any special resolutions must be determined by a two thirds (2/3) majority of the votes cast on each special resolution at the Meeting.

RECEIPT OF FINANCIAL STATEMENTS

The financial statements of the Company for the fiscal year ended December 31, 2020, together with the report of the auditor thereon, will be presented to the shareholders at the Meeting. No vote by the shareholders is required to be taken on the financial statements.

ELECTION OF DIRECTORS

The Board of Directors presently consists of seven (7) directors. Shareholders will be asked to fix the number of directors at seven (7) and to elect the seven (7) persons listed below as directors for the ensuing year.

The term of office of each of the present directors expires at the Meeting. The persons named below will be presented for election at the Meeting as the nominees of management and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the Business Corporations Act (British Columbia).

The constating documents of the Company include an advance notice provision. The purpose of the advance notice provision is to provide shareholders, directors and management of the Company with direction on the procedure for shareholder nomination of directors. The advance notice provision is the framework by which the Company seeks to fix a deadline by which holders of record of Common Shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form. The Company did not receive notice of any director nominations in connection with the Meeting within the time periods prescribed by the Articles. Accordingly, at the Meeting, the only persons eligible to be nominated for election to the Board are the nominees set forth below.

The following table and notes thereto states the name of each person proposed to be nominated by management for election as a director (a “proposed director”), the province or state and country of residence, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of Common Shares beneficially owned by him, directly or indirectly, or over which he or she exercises control or direction, as at the date hereof.

Name, Position, Province or State and Country of Residence(1)	Principal Occupation(1)	Director Since	Number of Common Shares beneficially owned or directly or indirectly controlled(2)
Cameron Chell Chairman, CEO and Director British Columbia, Canada	Chairman and Chief Executive Officer of the Company since August 2019; co-founder of Business Instincts Group Inc., a Calgary-based Venture Creation Firm, since 2009; co-founder of Cold Bore Technologies Inc. from February 2013 to present; Chairman and founder of TraxOne Inc. from September 2016 to present; a director and an advisor to KodakCoin from May 2017 to present; Chairman and co-founder of CurrencyWorks Inc. from November 2017 to present; director and co-founder of Slyce Inc. from January 2012 to January 2017.	Aug 14, 2019	4,435,920(3)
Scott Larson(4)(5) President and Director British Columbia, Canada	President of the Company since July 2020; former Chief Executive Officer of Kater Technologies, a Vancouver-based mobility as a service (MaaS) company building out an integrated intermodal transportation platform incorporating public transportation, buses, taxis and ride hailing vehicles into a single service, from January 2019 to March 2020; former Chief Executive Officer of Helios Wire, a satellite company building out a space-enabled IoT/M2M network, from 2016 to 2019; and former Chief Executive Officer and founder of UrtheCast Corp. from 2010 to 2015.	Aug 14, 2019	111,140
Olen Aasen(4)(5) Director British Columbia, Canada	General Counsel at King & Bay West Management Corp. since February 2011.	Aug 14, 2019	81,478
Denis Silva(4)(5) Director British Columbia, Canada	Corporate and securities partner with the law firm DLA Piper (Canada) LLP since July 2020; and partner at the law firm Gowling WLG (Canada) LLP from 2015 to 2020.	Aug 14, 2019	94,465
Andrew Hill Card, Jr. Director New Hampshire, United States	Interim Chief Executive Officer of the George & Barbara Bush Foundation since June 2020; Chairman of the National Endowment for Democracy (NED), a non-profit organization dedicated to the growth and strengthening of democratic institutions around the world, since January 2018; and President of Franklin Pierce University in New Hampshire from January 2015 through July 2016.	Nov 7, 2019	170,952
Justin Hannewyk President of Dronelogics Systems Inc. and Director British Columbia, Canada	President of Dronelogics Systems Inc., a wholly-owned subsidiary of the Company, since 2009; President of Candrone from January 2009 to present; and an independent consultant to enterprise clients with respect to the integration of drones for over 10 years.	April 30, 2020	2,224,935
John M. Mitnick Director Virginia, United States	Member of Board of Directors of Valaurum, Inc., March 2016 to February 2018 and since October 2019; General Counsel of the U.S. Department of Homeland Security from February 2018 to September 2019; and Senior Vice President, General Counsel, and Secretary of The Heritage Foundation from March 2014 to February 2018.	June 18, 2020	188,011

Notes:

(1)	The information as to the province or state, and applicable country of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.
(2)	The information as to the Common Shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually.
(3)	These Common Shares are held through Business Instincts Group Inc. (“BIG”) an entity that Mr. Chell has a material interest in.
(4)	Denotes member of the Audit Committee. Scott Larson is the chair of the Audit Committee.
(5)	Denotes member of the Nominating and Corporate Governance Committee. Denis Silva is the chair of the Nominating and Corporate Governance Committee.

CORPORATE CEASE TRADE ORDERS OR BANKRUPTCIES

Other than as disclosed herein, none of the proposed directors (or any of their personal holding companies) of the Company:

(a)	is, as at the date of this Information Circular, or has been, within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company, including the Company, that: (i) was subject to a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation in each case for a period of 30 consecutive days, that was issued after the person ceased to be a director, chief executive officer or chief financial officer in the company and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	is as at the date of this Information Circular or has been within the 10 years before the date of this Information Circular, a director or executive officer of any company, including the Company, that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager as trustee appointed to hold the assets of the proposed director.

By Order of the Supreme Court of Newfoundland and Labrador dated June 17, 2020, Deloitte Restructuring Inc. was appointed as the receiver and manager of all current and future assets, undertakings, and properties of the Kami Mine Limited Partnership, Kami General Partner Limited, and Alderon Iron Ore Corp. The receivership was initiated by a secured creditor of the Kami Mine Limited Partnership after its failure to refinance the secured debt due to the COVID-19 pandemic. Mr. Aasen was Corporate Secretary of Alderon Iron Ore Corp. and Secretary and Director of Kami General Partner Limited until April 28, 2020.

None of the proposed directors (or any of their personal holding companies) has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority after January 1, 2001; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

AUDIT COMMITTEE DISCLOSURE

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies are required to provide disclosure with respect to their audit committee including the text of the audit committee’s charter, composition of the audit committee and the fees paid to the external auditor.

A copy of the Company’s Audit Committee’s charter is attached here to as Schedule A hereto.

Composition of the Audit Committee

The current members of the Audit Committee are:

Scott Larson (Chair)	Non-Independent (1)	Financially literate(2)
Olen Aasen	Independent(1)	Financially literate(2)
Denis Silva	Non-Independent (1)	Financially literate(2)

Notes:

(1)	A member of the Audit Committee is independent if the member has no direct or indirect material relationship with the Company which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment.
(2)	An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

Olen Aasen, Director

Mr. Aasen is a corporate and securities lawyer with more than 15 years of experience in corporate, securities and regulatory matters. He has been the Corporate Secretary, General Counsel or Vice President, Legal at various Canadian and U.S.- listed companies. Mr. Aasen obtained a J.D. from the University of British Columbia in 2006 and was called to the British Columbia Bar in 2007. Mr. Aasen was also appointed to the 2016 Legal 500 GC Powerlist for Canada. Mr. Aasen has an understanding of financial statements and is financially literate as that term is defined in NI 52-110.

Scott Larson, President and Director

Mr. Larson brings over 20 years of combined corporate finance, technology development and entrepreneurial experience to the Board. Formerly CEO of Kater, a Vancouver-based mobility as a service (MaaS) company building out an integrated intermodal transportation platform incorporating public transportation, buses, taxis and ride haling vehicles into a single service. Previously, Mr. Larson has been CEO and co-founder of Helios Wire, a satellite company building out a space-enabled IoT/M2M network, and was CEO/Co-Founder of UrtheCast. Mr. Larson helped scale the company from its inception, taking it public on the Toronto Stock Exchange, raising $200 million, and leading the company to 250 employees over five years with seven offices around the world. Mr. Larson has an understanding of financial statements and is financially literate as that term is defined in NI 52-110.

John M. Mitnick, Director

Mr. Mitnick is an American attorney with 32 years of experience serving at the highest levels of government and the private sector. From February 2018 until September 2019, he served as the General Counsel of the U.S. Department of Homeland Security (DHS), having been confirmed for that position unanimously by the U.S. Senate. In that capacity, Mr. Mitnick was the chief legal officer of a federal security and law enforcement agency with more than 240,000 employees, was responsible for providing legal advice and counsel from DHS and all of its components, and supervised more than 2,500 attorneys. From March 2014 to February 2018, he served as Senior Vice President, General Counsel, and Secretary of The Heritage Foundation, an influential think tank, and from November 2007 to April 2013 he served as Vice President, General Counsel, and Secretary of a Raytheon division with over $3 billion in annual sales, over 9,000 employees, and business operations in over 40 countries and on all continents. Mr. Mitnick also served as Associate Counsel to President George W. Bush from May 2005 until October 2007. He began his legal career in 1988 at the law firm now known as Kilpatrick Townsend & Stockton LLP, where he was a partner specializing in mergers and acquisitions, strategic alliances, commercial contracts, and business start-ups. He received his Juris Doctor degree from the University of Virginia School of Law and a Bachelor of Arts degree in Jurisprudence from the University of Oxford. He also holds a Bachelor of Arts degree in History and Political Science (summa cum laude) from Emory University. Mr. Mitnick has an understanding of financial statements and is financially literate as that term is defined in NI 52-110.

Each member of the Audit Committee has:

•	an understanding of the accounting principles used by the Company to prepare its financial statements, and the ability to assess the general application of those principles in connection with estimates, accruals and reserves;

•	experience with analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising individuals engaged in such activities; and

•	an understanding of internal controls and procedures for financial reporting.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

The Company has relied upon the exemption provided by section 6.1 of NI 52-110 which exempts venture issuers from the requirement to comply with the restrictions on the composition of its audit committee and the disclosure requirements of its audit committee in an annual information form as prescribed by NI 52-110.

Pre Approval Policies and Procedures

The Audit Committee is authorized by the Board to review the performance of the Company’s external auditors and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by the Company. The Audit Committee is authorized to approve any non-audit services or additional work which the Chairman of the Audit Committee deems as necessary who will notify the other members of the Audit Committee of such non-audit or additional work.

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company’s external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending Dec 31	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2020	$94,000	$8,925	$4,000	N/A
2019	$46,000	N/A	$2,500	N/A

Notes:

(1)	The aggregate audit fees billed.
(2)	The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements which are not included under the heading “Audit Fees”.

(3) The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	The aggregate fees billed for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

STATEMENT OF EXECUTIVE COMPENSATION

For the purposes of this Information Circular, a “Named Executive Officer”, or “NEO”, means each of the following individuals:

(a)	each individual who, during any part of the Company’s financial year ended December 31, 2020, served as chief executive officer (“CEO”) of the Company, including an individual performing functions similar to a CEO;

(b)	each individual who, during any part of the Company’s financial year ended December 31, 2020, served as chief financial officer (“CFO”) of the Company, including an individual performing functions similar to a CFO;

(c)	the most highly compensated executive officers of the Company and its subsidiaries, other than the individuals identified in paragraphs (a) and (b), as at December 31, 2020 whose total compensation was more than $150,000, as determined in accordance with subsection 1.3(5) of Form 51-102F6, for the financial year ended December 31, 2020; and

(d)	each individual who would be a NEO under paragraph (c) above but for the fact that the individual was not an executive officer of the Company, and was not acting in a similar capacity, as at December 31, 2020.

Based on the foregoing definitions, the Company had four (4) Named Executive Officers for the year ended December 31, 2020: Cameron Chell, the Company’s CEO, Paul Sun, the Company’s CFO, Patrick Imbasciani, the Company’s former COO and Scott Larson, the Company’s President.

The Summary Compensation table below provides information for the two most recently completed financial years ended December 31, 2020 and 2019 regarding compensation paid to or earned by each of the Named Executive Officers.

Director and Named Executive Officer Compensation, Excluding Compensation Securities

The following table sets forth all compensation paid, payable, awarded, granted or given, or otherwise provided, directly or indirectly to the Company’s Named Executive Officers and directors for the fiscal years ended December 31, 2020 and 2019.

Table of Compensation Excluding Compensation Securities
Name and position	Dec 31	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Cameron Chell(1) Chairman, CEO and Director	2020 2019	139,172.93 9,000.00	385,990 Nil	Nil Nil	Nil Nil	Nil Nil	525,163.69 9,000.00
Paul Sun CFO	2020 2019	167,024.09 133,813.74	156,950 Nil	Nil Nil	Nil Nil	Nil 6,576.92(2)	323,974.09 140,390.66
Patrick Imbasciani(3) Former COO	2020 2019	164,140.33 37,365.63(4)	Nil Nil	Nil Nil	Nil Nil	Nil Nil	164,140.33 37,365.63
Scott Larson President and Director	2020 2019	88,490.74 Nil	139,033Nil	Nil Nil	Nil Nil	Nil Nil	227,524.18 Nil
Olen Aasen Director	2020 2019	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Denis Silva Director	2020 2019	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Andrew Hill Card, Jr Director	2020 2019	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Justin Hannewyk(5) Director and President of Dronelogics Systems Inc.	2020 2019	80,000 Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	80,000 Nil
John M. Mitnick(6) Director	2020 2019	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Notes:

(1)	Mr. Chell provides his services through the Chell Consulting Agreement. See below “Employment, Consulting and Management Agreements”.
(2)	Comprised of vacation accrual.
(3)	Mr. Imbasciani was appointed COO of the Company on October 22, 2019 and ceased to hold that position on October 27, 2020.
(4)	US$28,604.17 converted based on an exchange rate of 1.3063 as at December 31, 2019.
(5)	Mr. Hannewyk was appointed to the Board as at April 30, 2020.
(6)	Mr. Mitnick was appointed to the Board as at June 18, 2020.

Stock Options and Other Compensation Securities

The following table sets out all compensation securities granted or issued to all Named Executive Officers and directors by the Company or any of its subsidiaries during the fiscal year ended December 31, 2020 for services provided or to be provided, directly or indirectly, to the Company or any of its subsidiaries.

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security on date of grant ($)	Closing Price of Security on date at year end ($)	Expiry Date
Cameron Chell Chairman, CEO and Director	Stock options RSUs	Nil Nil	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A
Paul Sun CFO	Stock options RSUs	Nil Nil	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A
Patrick Imbasciani Former COO	Stock options RSUs	Nil Nil	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A
Scott Larson President and Director	Stock options(1) RSUs(2)	500,000 125,000	July 3, 2020 Nov 24, 2020	0.64 N/A	0.64 0.50	0.81 0.81	July 3, 2025 N/A
Olen Aasen Director	Stock options RSUs(2)	Nil 125,000	N/A Nov 24, 2020	N/A N/A	N/A 0.50	N/A 0.81	N/A N/A
Denis Silva Director	Stock options RSUs(2)	Nil 125,000	N/A Nov 24, 2020	N/A N/A	N/A 0.50	N/A 0.81	N/A N/A
Andrew Hill Card, Jr Director	Stock options RSUs(2)	Nil 125,000	N/A Nov 24, 2020	N/A N/A	N/A 0.50	N/A 0.81	N/A N/A
Justin Hannewyk Director and President of Dronelogics Systems Inc.	Stock options(3) RSUs(4) RSUs(2)	250,000 250,000 125,000	April 30, 2020 April 30, 2020 Nov 24, 2020	0.50 N/A N/A	0.83 0.83 0.50	0.81 0.81 0.81	April 30, 2030 N/A N/A
John M. Mitnick Director	Stock options RSUs(2)	Nil 125,000	N/A Nov 24, 2020	N/A N/A	N/A 0.50	N/A 0.81	N/A N/A

Notes:

(1)	These stock options vest on April 3, 2021.
(2)	These restricted share units are deliverable as to 1/3 on October 30, 2021, 1/3 on October 30, 2022 and 1/3 on October 30, 2023.
(3)	These stock options vest 1/3 on the grant date, 1/3 on the first anniversary of the grant date and 1/3 on the second anniversary of the grant date.
(4)	These restricted share units are deliverable as to 1/3 on April 30, 2021, 1/3 on April 30, 2022 and 1/3 on April 30, 2023.

Exercise of Compensation Securities by Directors and NEOs

The following table sets out all compensation securities exercised by Named Executive Officers and directors of the Company or any of its subsidiaries during the year ended December 31, 2020.

Exercise of Compensation Securities by NEOs and Directors
Name and Position	Type of Compensation Security	Number of Underlying Securities	Price on date of Issuance or Exercise Price per Security ($)	Date of Exercise Price	Closing Price of Security or Underlying Security on Date of Exercise ($)	Difference between Issue Price or Exercise Price and Closing Price on Date of Exercise ($)	Total Value on Exercise Date ($)
Cameron Chell Chairman, CEO and Director	RSUs	83,333	0.50	Oct 30, 2020	0.57	0.07	47,499.81
Paul Sun CFO	RSUs	166,666	0.50	Oct 30, 2020	0.57	0.07	94,999.62
Patrick Imbasciani Former COO	RSUs	83,333	0.50	Oct 30, 2020	0.57	0.07	47,499.81
Scott Larson President and Director	RSUs	83,333	0.50	Oct 30, 2020	0.57	0.07	47,499.81
Olen Aasen Director	RSUs	83,333	0.50	Oct 30, 2020	0.57	0.07	47,499.81
Denis Silva Director	RSUs	83,333	0.50	Oct 30, 2020	0.57	0.07	47,499.81
Andrew Hill Card, Jr Director	RSUs	83,333	0.50	Oct 30, 2020	0.57	0.07	47,499.81
Justin Hannewyk Director and President of Dronelogics Systems Inc.	-	-	-	-	-	-	-
John M. Mitnick Director	RSUs	83,333	0.50	Oct 30, 2020	0.57	0.07	47,499.81

Stock Option Plans and Other Incentive Plans

The Board has previously adopted the Company’s share compensation plan (the “Share Compensation Plan”), prepared in accordance with the policies of the Canadian Securities Exchange (the “Exchange”), that provides for the granting of restricted share units (“RSUs”) and stock options (“Options”) on such terms and conditions as prescribed by the Share Compensation Plan. The Share Compensation Plan is a “rolling” plan, pursuant to which the maximum number of Common Shares issuable under the Share Compensation Plan and any other share compensation arrangement of the Company including the RSUs that may be awarded under the Share Compensation Plan, is 20% of the Common Shares then issued and outstanding. The Share Compensation Plan was adopted effective August 19, 2019.

The Share Compensation Plan provides participants (each, a “Participant”), who may include participants who are citizens or residents of the United States (each, a “US Participant”), with the opportunity, through RSUs and Options, to acquire an ownership interest in the Company. The RSUs will rise and fall in value based on the value of the Common Shares. Unlike the Options, the RSUs will not require the payment of any monetary consideration to the Company. Instead, each RSU represents a right to receive one Common Share following the attainment of vesting criteria determined at the time of the award. See “Restricted Share Units – Vesting Provisions” below. The Options, on the other hand, are rights to acquire Common Shares upon payment of monetary consideration (i.e., the exercise price), subject also to vesting criteria determined at the time of the grant. See “Options – Vesting Provisions” below.

Purpose of the Share Compensation Plan

The stated purpose of the Share Compensation Plan is to advance the interests of the Company and its subsidiaries, and its shareholders by: (a) ensuring that the interests of Participants are aligned with the success of the Company and its subsidiaries; (b) encouraging stock ownership by such persons; and (c) providing compensation opportunities to attract, retain and motivate such persons.

Eligible Persons

The following people are eligible to participate in the Share Compensation Plan: any officer or employee of the Company or any officer or employee of any subsidiary of the Company and, solely for purposes of the grant of Options, any director of the Company or any director of any subsidiary of the Company, and any Consultant (defined under the Share Compensation Plan as an individual (other than an employee or a director of the Company) or a corporation that is not a U.S. Person that: (a) is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to an affiliate of the Company, other than services provided in relation to an offer or sale of securities of the Company in a capital raising transaction, or services that promote or maintain a market for the Company’s securities; (b) provides the services under a written contract between the Company or the affiliate and the individual or the Company, as the case may be; (c) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an affiliate of the Company; and (d) has a relationship with the Company or an affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

Administration of the Share Compensation Plan

The Share Compensation Plan is administered by the Board or such other persons as may be designated by the Board (the “Administrators”) based on the recommendation of the Board or the compensation committee of the Board, if applicable. The Administrators determine the eligibility of persons to participate in the Share Compensation Plan, when RSUs and Options will be awarded or granted, the number of RSUs and Options to be awarded or granted, the vesting criteria for each award of RSUs and grant of Options and all other terms and conditions of each award and grant, in each case in accordance with applicable securities laws and the requirements of the Exchange.

Restrictions on the Award of RSUs and Grant of Options

The awards of RSUs and grants of Options under the Share Compensation Plan is subject to a number of restrictions:

(a)	the total number of Common Shares issuable to insiders under the Share Compensation Plan and any other share compensation arrangements of the Company cannot exceed 20% of the Common Shares then outstanding; and

(b)	the aggregate sales price (meaning the sum of all cash, property, notes, cancellation of debt, or other consideration received or to be received by the Company for the sale of the securities) or amount of Common Shares issued during any consecutive 12 month period will not exceed the greatest of the following: (i) US$1,000,000; (ii) 15% of the total assets of the Company, measured at the Company’s most recent balance sheet date; or (iii) 15% of the outstanding amount of the Common Shares, measured at the Company’s most recent balance sheet date.

In the event of any declaration by the Company of any stock dividend payable in securities (other than a dividend which may be paid in cash or in securities at the option of the holder of Common Shares), or any subdivision or consolidation of the Common Shares, reclassification or conversion of the Common Shares, or any combination or exchange of securities, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin off involving the Company, distribution (other than normal course cash dividends) of Company assets to holders of Common Shares, or any other corporate transaction or event involving the Company or the Common Shares, the Administrators may in their sole discretion make such changes or adjustments, if any, as the Administrators consider fair or equitable to reflect such change or event including, without limitation, adjusting the number of Options and RSUs outstanding under the Share Compensation Plan, the type and number of securities or other property to be received upon exercise or redemption thereof, and the exercise price of Options outstanding under the Share Compensation Plan, provided that the value of any Option or RSU immediately after such an adjustment shall not exceed the value of such Option or RSU prior thereto.

Restricted Share Units

The total number of Common Shares that may be issued on exercise of Options and RSUs, together with any other share compensation arrangements of the Company, shall not exceed 20% of the number of issued and outstanding Common Shares from time to time.

Mechanics for RSUs

RSUs awarded to Participants under the Share Compensation Plan are credited to an account that is established on their behalf and maintained in accordance with the Share Compensation Plan. After the relevant date of vesting of any RSUs awarded under the Share Compensation Plan, a Participant shall be entitled to receive and the Company shall issue or pay (at its discretion): (i) a lump sum payment in cash equal to the number of vested RSUs recorded in the Participant’s account multiplied by the volume weighted average price of the Common Shares traded on the Exchange for the five (5) consecutive trading days prior to the payout date; (ii) the number of Common Shares required to be issued to a Participant upon the vesting of such Participant’s RSUs in the Participant’s account will be, duly issued as fully paid and non assessable shares and such Participant shall be registered on the books of the Company as the holder of the appropriate number of Common Shares; or (iii) any combination of thereof.

Vesting Provisions

The provides that: (i) at the time of the award of RSUs, the Administrators will determine the vesting criteria applicable to the awarded RSUs; (ii) vesting of RSUs may include criteria such as performance vesting; (iii) each RSU shall be subject to vesting in accordance with the terms set out in an agreement evidencing the award of the RSU attached as Exhibit A to the Share Compensation Plan (or in such form as the Administrators may approve from time to time) (each an “RSU Agreement”); and (iv) all vesting and issuances or payments in respect of an RSU shall be completed no later than December 15 of the third calendar year commencing after the award date for such RSU.

It is the current intention that RSUs may be awarded with both time based vesting provisions as a component of the Company’s annual incentive compensation program, and performance based vesting provisions as a component of the Company’s long term incentive compensation program.

Under the Share Compensation Plan, should the date of vesting of an RSU fall within a blackout period or within nine business days following the expiration of a blackout period, the date of vesting will be automatically extended to the tenth business day after the end of the blackout period.

Termination, Retirement and Other Cessation of Employment in connection with RSUs

A person participating in the Share Compensation Plan will cease to be eligible to participate in the following circumstances: (i) receipt of any notice of termination of employment or service (whether voluntary or involuntary and whether with or without cause); (ii) retirement; and (iii) any cessation of employment or service for any reason whatsoever, including disability and death (an “Event of Termination”). In such circumstances, any vested RSUs will be issued (and with respect to each RSU of a US Participant, such RSU will be settled and shares issued as soon as practicable following the date of vesting of such RSU as set forth in the applicable RSU Agreement, but in all cases within 60 days following such date of vesting; and unless otherwise determined by the Administrators in their discretion, any unvested RSUs will be automatically forfeited and cancelled (and with respect to any RSU of a US Participant, if the Administrators determine, in their discretion, to waive vesting conditions applicable to an RSU that is unvested at the time of an Event of Termination, such RSU shall not be forfeited or cancelled, but instead will be deemed to be vested and settled and shares delivered following the date of vesting date of such RSU as set forth in the applicable RSU Agreement). Notwithstanding the above, if a person retires in accordance with the Company’s retirement policy at such time, the pro rata portion of any unvested performance based RSUs will not be forfeited or cancelled and instead shall be eligible to become vested in accordance with the vesting conditions set forth in the applicable RSU Agreement after such retirement (as if retirement had not occurred), but only if the performance vesting criteria, if any, have been met on the applicable date. For greater certainty, if a person is terminated for just cause, all unvested RSUs will be forfeited and cancelled.

Options

The total number of Common Shares that may be issued on exercise of Options and RSUs, together with any other share compensation arrangements of the Company, shall not exceed 20% of the number of issued and outstanding Common Shares from time to time.

Mechanics for Options

Each Option granted pursuant to the Share Compensation Plan will entitle the holder thereof to the issuance of one Common Share upon achievement of the vesting criteria and payment of the applicable exercise price. Options granted under the Share Compensation Plan will be exercisable for Common Shares issued from treasury once the vesting criteria established by the Administrators at the time of the grant have been satisfied. However, the Company will continue to retain the flexibility through the amendment provisions in the Share Compensation Plan to satisfy its obligation to issue Common Shares by making a lump sum cash payment of equivalent value (i.e., pursuant to a cashless exercise), provided there is a full deduction of the number of underlying Common Shares from the Share Compensation Plan’s reserve.

Vesting Provisions

The Share Compensation Plan provides that the Administrators may determine when any Option will become exercisable and may determine that Options shall be exercisable in instalments or pursuant to a vesting schedule. The Option agreement will disclose any vesting conditions prescribed by the Administrators.

Termination, Retirement and Other Cessation of Employment in connection with Options

A person participating in the Share Compensation Plan will cease to be eligible to participate where there is an Event of Termination. In such circumstances, unless otherwise determined by the Administrators in their discretion, any unvested Options will be automatically cancelled, terminated and not available for exercise and any vested Options may be exercised only before the earlier of: (i) the termination of the Option; and (ii) six months after the date of the Event of Termination. If a person is terminated for just cause, all Options will be (whether or not then exercisable) automatically cancelled.

Other Terms

The Administrators will determine the exercise price and term/expiration date of each Option, provided that the exercise price in respect of that Option shall not be less than the Market Price on the date of grant. “Market Price” is defined in the Share Compensation Plan, as of any date, the closing price of the Common Shares on the Exchange for the last market trading day prior to the date of grant of the Option or if the Common Shares are not listed on a stock exchange, the Market Price shall be determined in good faith by the Administrators.

No Option shall be exercisable after ten years from the date the Option is granted. Under the Share Compensation Plan, should the term of an Option expire on a date that falls within a blackout period or within nine business days following the expiration of a blackout period, such expiration date will be automatically extended to the tenth business day after the end of the blackout period.

Unless otherwise determined by the Board, in the event of a change of control, any surviving or acquiring corporation shall assume any Option outstanding under the Share Compensation Plan on substantially the same economic terms and conditions or substitute or replace similar options for those Options outstanding under the Share Compensation Plan on substantially the same economic terms and conditions.

Transferability

RSUs awarded and Options granted under the Share Compensation Plan or any rights of a Participant cannot be transferred, assigned, charged, pledged or hypothecated, or otherwise alienated, whether by operation of law or otherwise.

Reorganization and Change of Control Adjustments

In the event of any declaration by the Company of any stock dividend payable in securities (other than a dividend which may be paid in cash or in securities at the option of the holder of Common Shares), or any subdivision or consolidation of Common Shares, reclassification or conversion of the Common Shares, or any combination or exchange of securities, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin off involving the Company, distribution (other than normal course cash dividends) of Company assets to holders of Common Shares, or any other corporate transaction or event involving the Company or the Common Shares, the Administrators may make such changes or adjustments, if any, as they consider fair or equitable, to reflect such change or event including adjusting the number of Options and RSUs outstanding under the Share Compensation Plan, the type and number of securities or other property to be received upon exercise or redemption thereof, and the exercise price of Options outstanding under the Share Compensation Plan, provided that the value of any Option or RSU immediately after such an adjustment shall not exceed the value of such Option or RSU prior thereto.

Amendment Provisions in the Share Compensation Plan

The Board may amend the Share Compensation Plan or any RSU or Option at any time without the consent of any Participant provided that such amendment shall:

(a)	not adversely alter or impair any RSU previously awarded or any Option previously granted, except as permitted by the adjustment provisions of the Share Compensation Plan and with respect to RSUs and Options of US Participants;

(b)	be subject to any regulatory approvals including, where required, the approval of the Exchange; and

(c)	be subject to shareholder approval, where required, by the requirements of the Exchange, provided that shareholder approval shall not be required for the following amendments:

(i)	amendments of a “housekeeping nature”, including any amendment to the Share Compensation Plan or an RSU or Option that is necessary to comply with applicable laws, tax or accounting provisions or the requirements of any regulatory authority, stock exchange or quotation system and any amendment to the Share Compensation Plan or an RSU or Option to correct or rectify any ambiguity, defective provision, error or omission therein, including any amendment to any definitions therein;

(ii)	amendments that are necessary or desirable for RSUs or Options to qualify for favourable treatment under any applicable tax law;

(iii)	amendments to the vesting provisions of any RSU or any Option (including any alteration, extension or acceleration thereof), providing such amendments do not adversely alter or impair such RSU or Option;

(iv)	amendments to the termination provisions of any Option (e.g., relating to termination of employment, resignation, retirement or death) that does not entail an extension beyond the original expiration date (as such date may be extended by virtue of a blackout period) providing such amendments do not adversely alter or impair such Option;

(v)	amendments to the Share Compensation Plan that would permit the Company to retain a broker and make payments for the benefit of Participants to such broker who would purchase Common Shares for such persons, instead of issuing Common Shares from treasury upon the vesting of the RSUs;

(vi)	amendments to the Share Compensation Plan that would permit the Company to make lump sum cash payments to Participants, instead of issuing Common Shares from treasury upon the vesting of the RSUs;

(vii)	the amendment of the cashless exercise feature set out in the Share Compensation Plan; and

(viii)	change the application of the Change of Control provisions in section 6.2 of the Share Compensation Plan or the Reorganization Adjustments provisions in section 6.3 of the Share Compensation Plan.

For greater certainty, shareholder approval will be required in circumstances where an amendment to the Share Compensation Plan would:

(a)	increase the fixed maximum percentage of issued and outstanding Common Shares issuable under the Share Compensation Plan, other than by virtue of the adjustment provisions in the Share Compensation Plan, or change from a fixed maximum percentage of issued and outstanding Common Shares to a fixed maximum number of Common Shares;

(b)	increase the limits referred to above under “Restrictions on the Award of RSUs and Grant of Options”;

(c)	reduce the exercise price of any Option (including any cancellation of an Option for the purpose of reissuance of a new Option at a lower exercise price to the same person);

(d)	extend the term of any Option beyond the original term (except if such period is being extend by virtue of a blackout period); or

(e)	amend the amendment provisions in Section 6.4 of the Share Compensation Plan.

Employment, Consulting and Management Agreements

Except as disclosed herein, there were no agreements or arrangements under which compensation was provided during the most recently completed financial year or is payable in respect of services provided to the Company or any of its subsidiaries that were: (a) performed by a director or named executive officer; or (b) performed by any other party but are services typically provided by a director or a named executive officer.

The Company’s consulting agreement (the “Chell Consulting Agreement”) with 1502372 Alberta Ltd. (the “Consultant”) whereby the Company pays monthly fees of US$14,166.67 (amounting to US$170,000 annually) for the provision by of executive services by the Consultant to the Company, and in this regard, has Cameron Chell hold the position of Chairman and Chief Executive Officer contains the following provisions: (a) where termination notice is given by the Company, other than for certain specified reasons as set out in the Chell Consulting Agreement, the Company shall give the Consultant at least 60 days’ advance notice in writing; and (b) where termination is given by the Consultant, the Consultant shall give the Company 60 days’ advance notice in writing. If the Chell Consulting Agreement is terminated pursuant to either (a) or (b) above, then the Consultant will be entitled to the fees earned to the effective date of termination and any expenses incurred on behalf of the Company prior to the effective date of termination which are otherwise reimbursable by the Company pursuant to the terms of the Chell Consulting Agreement. The Consultant is also entitled a bonus as determined by the Company’s Compensation Committee equal to 100% of the Consultant annual fees. The Consultant is a private company controlled by Cameron Chell, Chairman, Chief Executive Officer and Director of the Company.

The Company’s consulting agreement (the “Larson Consulting Agreement”) with Scott Larson requires the Company pay (a) an annual base salary of US$140,000 (“Base Salary”) and (b) as determined by the Company’s compensation committee an annual bonus of up to the Base Salary, for the provision by of executive services as President to the Company. Mr. Larson also received 500,000 Options to acquire Common Shares concurrent on the execution of the Larson Consulting Agreement. If the Larson Consulting Agreement is terminated by the Company without just cause, Mr. Larson will be entitled to remuneration in the amount equal the Base Salary for a period of four months. See “Termination and Change of Control Payments” table below.

The Company’s employment agreement (the “Sun Agreement”) with Paul Sun requires the Company pay (a) an annual base salary of $150,000 (“Base Salary”) plus an annual retention payment of $15,000 and (b) as determined by the Company’s compensation committee an annual bonus of up to the Base Salary, for the provision by of executive services as President to the Company. If the Sun Agreement is terminated by the Company without just cause, Mr. Sun will be entitled to remuneration in the amount equal the Base Salary and Mr. Sun’s last bonus earned divided by 12 and multiplied by six. Mr. Sun is also entitled to receive a lump sum payment equal to 18 months of Base Salary and average bonus upon a change of control. See “Termination and Change of Control Payments” table below.

On August 1, 2019, the Company entered in a business services agreement (the “BIG Agreement”) with BIG, a company that Cameron Chell, has a material interest in, to provide: corporate development and governance, strategic facilitation and management, general business services, office space, corporate business development video content, website redesign and management, and online visibility management. The services are provided by a team of up to six consultants and the costs of all charges are based on the fees set forth in the BIG Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the year ended December 31, 2020, the Company incurred fees of $177,000 compared to $80,000 in 2019. As at December 31, 2020, the Company was indebted to BIG in the amount of $nil (December 31, 2019 - $nil).

Termination and Change of Control Payments

The estimated amounts payable by the Company to the NEOs under various termination scenarios as at the date of this Information Circular are outlined in the table below:

Name and Principal Position	Termination without Cause	Change of Control with Termination
Scott Larson President and Director	US$46,667	None
Paul Sun Chief Financial Officer	$225,975	$452,952

Oversight and Description of Named Executive Officer and Director Compensation

The Board is responsible for the oversight of the Company’s strategy, policies and programs on the compensation and development of senior management and directors.

The Company’s executive compensation program is intended to provide an appropriate overall compensation package that permits the Company to attract and retain highly qualified and experienced senior executives and to encourage superior performance by the Company. The Company’s compensation policies are intended to motivate individuals to achieve and to award compensation based on corporate and individual results. The compensation of the Company’s executive officers is established based on a relatively equal weighing of each of these considerations.

Compensation for the Company’s executive officers is intended to reflect a fair evaluation of overall performance and is intended to be competitive in aggregate with levels of compensation of comparable companies. The Company’s compensation structure is primarily composed of two components: base salary and Options and RSUs to purchase Common Shares. The Company generally strives to use long-term incentives, such as the grant of Options, as performance incentives for executive management and to provide the opportunity for overall compensation of employees, including executives, to be above industry average levels as well as to increase the alignment of interests between employees, executive management and shareholders. Executive officers and directors are eligible to be granted Options and RSUs under the Share Compensation Plan, and previous grants of Options and / or RSUs are taken into consideration when considering new grants. The Share Compensation Plan is intended to provide long-term rewards linked directly to the market value of the Common Shares. The Company is of the view that the Share Compensation Plan is in the best interests of the Company and will assist the Company to attract, motivate and retain talented and capable board members and executive management.

The Share Compensation Plan also allows the Company to grant from time to time RSUs to non-employee directors, employees and/or consultants of the Company or its designated affiliates on such terms and conditions as prescribed by the Share Compensation Plan. As of the date of this Information Circular, there are 3,238,341 RSUs awarded under the Share Compensation Plan to directors, officers, employees and consultants of the Company. Each RSU represents a right to receive one Common Share, following the vesting of such restricted share units over a three-year period. The RSUs are exercisable for three years. As of the date of this Information Circular, there are 5,185,839 Options outstanding under the Share Compensation Plan. See “Equity Compensation Plan Information” below.

The Company does not have a pension plan benefit program nor a non-equity incentive plan in place. Therefore, there were no payments or benefits in connection with a defined benefit or a defined contribution plan and no annual incentive plan or long term incentive plan awards offered to the Named Executive Officers during the Company’s most recently completed financial year.

Given the current stage of development and the limited elements of executive compensation, the Board believes it has effective risk management and regulatory compliance relating to its compensation policies used in determining executive compensation. Risks related to compensation are taken into consideration as part of the general review and determination of executive compensation by the Board. Inappropriate and excessive risks by executives are mitigated by regular Board meetings during which financial and other information of the Company is reviewed, and which information includes executive compensation. Interested directors declare their interest and abstain from voting on compensation matters. No risks have been identified arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

The Company does not permit its Named Executive Officers or directors to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Named Executive or director.

Director Compensation

During the financial year ended December 31, 2020, none of the directors of the Company were paid, awarded or granted any compensation with respect to activities performed in their capacity as directors except as noted above, see “Statement of Executive Compensation - Director and Named Executive Officer Compensation, Excluding Compensation Securities”. Directors are eligible to participate in the Share Compensation Plan. Directors are also entitled to be reimbursed for expenses incurred by them in their capacity as directors.

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

Effective June 30, 2005, National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) was adopted in each of the provinces and territories in Canada. NI 58-101 requires reporting issuers to disclose the corporate governance practices that they have adopted on an annual basis.

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day to day management of the Company. The Board is committed to sound corporate governance practices, which are both in the interest of its shareholders and contribute to effective and efficient decision-making.

The Company’s corporate governance practices are summarized below:

Board of Directors

Subject to certain exceptions, a director is “independent” within the meaning of NI 58-101 if he or she has no direct or indirect material relationship with the Company. A “material relationship” is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain types of relationships are, by their nature, considered to be material relationships.

Three of the seven members of the Board are considered to be “independent” within the meaning of NI 58-101. Olen Aasen, Andrew Hill Card, Jr. and John M. Mitnick are independent directors of the Company. Cameron Chell, the Chief Executive Officer of the Company, Scott Larson, the President of Company, and Justin Hannewyk, President of Dronelogics Systems Inc., a wholly-owned subsidiary of the Company, are members of management and, as a result, are not independent directors. Denis Silva is not considered an independent director as he is a Partner with the law firm DLA Piper (Canada) LLP, which provides the Company with professional services.

The Company takes steps to ensure that adequate structures and processes are in place to permit the Board to function independently of Management. The role of the Chair of the Board is to effectively manage and to provide leadership to the Board and to ensure that the policies and procedures adopted by the Board allow the Board to function independent of Management. Where matters arise at meetings of the Board which require decision making and evaluation that is independent of Management and interested directors of the Company, directors hold an “in-camera” session among the independent and disinterested directors, without Management present at such meeting.

Certain members of our Board are also members of the board of directors of other public companies. Our Board has not adopted a director interlock policy, but is keeping informed of other public directorships held by its members.

Directorships

The following table sets out the directors and officers of the Company that are directors, officers or promoters of other reporting issuers:

Name	Name of Reporting Issuer	Position	Date
Cameron Chell	TruTrace Technologies Inc. Pounce Technologies Inc. CurrencyWorks Inc. (formerly, ICOX Innovations Inc.)	Director CEO and Director Director	May 2018 July 2014 January 2012
Olen Aasen	Loopshare Ltd.	Director	November 2018
Scott Larson	UrtheCast Corp.	Director	June 2013
Paul Sun	Eminent Gold Corp. Tier One Silver	Director / Officer Director	September 2018 October 2020
Andrew Hill Card, Jr.	Union Pacific Corp.	Director	September 2006
Denis Silva	Nova Royalty Corp.	Director	July 2018

Orientation and Continuing Education

The CEO and/or the CFO are responsible for providing an orientation for new directors. Director orientation and ongoing training includes presentations by senior management to familiarize directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its principal officers and its internal and independent auditors. On occasions where it is considered advisable, the Board provides individual directors with information regarding topics of general interest, such as fiduciary duties and continuous disclosure obligations. The Board ensures that each director is up to date with current information regarding the business of the Company, the role the director is expected to fulfill and basic procedures and operations of the Board. The Board members are given access to management and other employees and advisors, who can answer any questions that may arise. Regular technical presentations are made to the directors to keep them informed of the Company’s operations.

Ethical Business Conduct

We have adopted a written code of ethics (the “Code of Ethics”) that applies to all of our officers, directors, employees, contractors and agents acting on behalf of the Company. The objective of the Code of Ethics is to provide guidelines for maintaining our and our subsidiaries integrity, trust and respect. The Code of Ethics addresses compliance with laws, rules and regulations, conflicts of interest, confidentiality, commitment, preferential treatment, financial information, internal controls and disclosure, protection and proper use of our assets, communications, fair dealing, fair competition, due diligence, illegal payments, equal employment opportunities and harassment, privacy, use of Company computers and the internet, political and charitable activities and reporting any violations of law, regulation or the Code of Ethics. Any person subject to the Code of Ethics should report all violations of law, regulation or of the Code of Ethics of which they become aware to any one of the Company’s senior executives. Our Board has ultimate responsibility for monitoring compliance with the Code of Ethics. The Code of Ethics is available on SEDAR at www.sedar.com under the Company’s profile.

Nomination of Directors

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals qualified to be nominated for election to the Board, recommending to the Board the members and Chair for each Board committee and developing and recommending corporate governance principles for the Board of the Company.

The Nominating and Corporate Governance Committee is comprised of Denis Silva (Chair), Scott Larson and Olen Aasen. The biographical summaries of the Compensation Committee members are included under the section “Election of Directors” above and each are considered to be independent from the Company. Each member of the Nominating and Corporate Governance Committee has direct experience relevant to their responsibilities on the committee, including acting as officers and directors of other publicly traded corporations, and as a result is familiar with remuneration in the Company industry.

Compensation Committee

The Board is to conduct a review with regard to the compensation for the directors and Chief Executive Officer each year, taking into account the types of compensation and the amounts paid to directors and Chief Executive Officers of comparable publicly traded Canadian companies and with a view to aligning theinterests of directors with those of the shareholders.

Other Board Committees

Other than the Audit Committee and the Nominating and Corporate Governance Committee, the Company has no other committees. As the Company evolves, and its operations and management structure become more complex, the Board will likely find it appropriate to constitute additional standing committees, to ensure that such committees are governed by written charters and are composed of at least a majority of independent directors.

Assessments

The Board does not conduct any formal evaluation of the performance and effectiveness of the members of the Board, the Board as a whole or any committee of the Board, however, the Board considers the effectiveness and contribution of the Board, its members and the Audit Committee on an ongoing basis. The directors and the independent directors are free to discuss specific situations from time to time among themselves and/or with the CEO and, if need be, steps are taken to remedy the situation, which steps may include a request for resignation. Furthermore, management and directors will communicate with shareholders on an ongoing basis, and shareholders will be regularly consulted on the effectiveness of Board members and the Board as a whole. The majority of the Board also serve as directors for other public companies and will utilize that experience when assessing the Board, its members and committees.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At any time during the Company’s last completed financial year, no director, executive officer, employee, proposed management nominee for election as a director of the Company nor any associate of any such director, executive officer, or proposed management nominee of the Company or any former director, executive officer or employee of the Company or any of its subsidiaries is or has been indebted to the Company or any of its subsidiaries or is or has been indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance in effect as of the end of the Company’s most recently completed financial year:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Shareholders	7,211,677	$0.32	10,006,995
Equity Compensation Plans Not Approved By Shareholders	Nil	N/A	Nil
Total:	7,211,677	$0.32	10,006,995

Note:

(1)           Includes RSUs and Options granted pursuant to the Share Compensation Plan. See above “Stock Option Plans and Other Incentive Plans”.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth herein and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company, nor any shareholder beneficially owning, directly or indirectly, Common Shares, or exercising control or direction over Common Shares, or a combination of both, carrying more than 10% of the voting rights attached to the outstanding shares of the Company nor an associate or affiliate of any of the foregoing persons has since the commencement of the Company’s most recently completed financial year any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

APPOINTMENT OF AUDITORS

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the appointment of Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants, as auditors of the Company, at a remuneration to be determined by the directors. Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants, were first appointed auditors of the Company on October 22, 2019.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as set forth below, no person who has been a director or executive officer of the Company at any time since the beginning of the Company’s last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than the election of directors or the appointment of auditors.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular. However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com “Company Profiles – Draganfly Inc.” The Company’s financial information is provided in the Company’s audited comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above. Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting the Company c/o Corporate Services Department, DLA Piper (Canada) LLP, Suite 2800, Park Place 666 Burrard St Vancouver, British Columbia, Canada V6C 2Z7 at telephone number (604) 687-9444.

SCHEDULE A

DRAGANFLY INC.
AUDIT COMMITTEE CHARTER

PURPOSE

Senior management of Draganfly Inc. (the “Company”), as overseen by its Board of Directors (the “Board”), has primary responsibility for the Company’s financial reporting, accounting systems and internal controls. The Audit Committee (the “Committee”) is a standing committee of the Board established for the purposes of overseeing:

(a)	the quality and integrity of the Company’s financial and accounting reporting processes, audits of the financial statements of the Company, and internal accounting and financial control systems of the Company;

(b)	the external auditor’s qualifications and independence;

(c)	management’s responsibility for assessing the effectiveness of internal controls; and

(d)	the Company’s compliance with legal and regulatory requirements in connection with financial and accounting matters;

COMPOSITION AND OPERATION

1.	The Committee shall be composed of at least three members, each of whom:

(a)	must be an “Independent Director” (as defined in the Definitions section of this Charter), taking into account the rules and regulations of any securities regulatory authorities and/or stock exchanges that may be applicable to the Company;

(b)	must not accept any consulting, advisory, or other compensatory fee from the Company (or any subsidiary) other than for board or committee service;

(c)	must not be an “Affiliated Person” (as defined in the Definitions section of this Charter) of the Company or any of its subsidiaries;

(d)	must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years;

(e)	must be Financially Literate.

In addition, at least one member will be a “Committee Financial Expert” (as defined in the Definitions section of this Charter).

The foregoing requirements are subject to any exemptions, exceptions, cure periods or phase-in accommodations that may be available to the Company under applicable securities laws and stock exchange rules.

2.	The members of the Committee shall be appointed by the Board to serve one-year terms and are permitted to serve an unlimited number of consecutive terms.

3.	The Committee shall appoint a chair (the “Chair”) from among its members who shall be an independent director. If the Chair is not present at any meeting of the Committee, one of the other Committee members present at the meeting shall be chosen to preside at the meeting.

4.	The Committee will make every effort to meet at least four times per year and each member is entitled to request that an additional meeting be called, which will be held within two weeks of the request for such meeting. A quorum at meetings of the Committee shall be two members present in person or by telephone. The Committee may also act by unanimous written consent of its members as described under the heading “Authority” in this Charter.

5.	The external auditor may request the Chair to call a meeting of the Committee to consider any matter that the auditor believes should be brought to the attention of the directors or the shareholders of the Company. In addition to the external auditor, each committee chair, members of board, as well as the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) shall be entitled to request the Chair to call a meeting, which meeting shall be held within two weeks of the request.

6.	Notice of the time and place of every meeting shall be given in writing or by email communication to each member of the Committee at least 24 hours prior to the time fixed for such meeting.

7.	The Committee shall fix its own procedure at meetings, keep records of its proceedings and provide a verbal report to the Board routinely at the next regularly scheduled Board meeting and shall provide copies of finalized minutes of meetings to the Corporate Secretary to be kept with the official minute books of the Company.

8.	The Committee will review and approve its minutes of meetings and copies will be made available to the external auditor or its members as requested.

9.	In camera sessions will be scheduled for each regularly scheduled quarterly Committee meeting, and as needed from time to time.

10.	On an ad-hoc basis, the Committee may also meet separately with the Chief Executive Officer and the Chief Financial Officer and such other members of management as they may deem necessary.

RESPONSIBILITIES AND DUTIES

Overall Committee:

To fulfill its responsibilities and duties the Committee will:

(a)	review this Charter periodically, but at least once per annum, and recommend to the Board any necessary amendments;

(b)	review and, where necessary, recommend revisions to the Company’s disclosure in the Company’s public disclosures and securities filings (including its Management Information Circular) regarding Committee’s composition and responsibilities and how they are discharged;

(c)	assist the Board in the discharge of its responsibilities relating to the quality, acceptability and integrity of the Company’s accounting policies and principles, reporting practices and internal controls;

(d)	review and recommend approval by the Board of all significant and material financial disclosure documents to be released by the Company, including but not limited to, quarterly and annual financial statements and management discussion and analysis, annual reports, Form 40-F, annual information forms, and prospectuses containing material information of a financial nature; and

(e)	oversee the relationship and maintain a direct line of communication with the Company’s internal and external auditors and assess their respective performance.

Public Filings, Policies and Procedures:

The Committee is responsible for:

(a)	ensuring adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the Company’s disclosure controls and procedures, and management’s evaluation thereof, to ensure that financial information is recorded, processed, summarized and reported within the time periods required by law;

(b)	reviewing disclosures made to the Committee by the CEO and the CFO during their certification process for any significant deficiencies in the design or operation of internal controls or material weakness therein and any fraud involving management or other employees who have a significant role in internal controls;

(c)	reviewing with management and the external auditor any correspondence with securities regulators or other regulatory or government agencies which raise material issues regarding the Company’s financial reporting or accounting policies.

External Auditors

The responsibilities and duties of the Committee as they relate to the external auditor are to:

(a)	consider and make recommendations to the Board with respect to the appointment, compensation, and retention of the external auditor to be nominated for appointment by shareholders at each annual general meeting of the Company;

(b)	review the performance of the external auditor and, where appropriate, recommend to the Board the removal of the external auditor;

(c)	confirm the independence and effectiveness of the external auditor, which will require receipt from the external auditor of a formal written statement delineating all relationships between the auditor and the Company and any other factors that might affect the independence of the auditor;

(d)	oversee the work of the external auditor generally, and review and report to the Board on the planning and results of external audit work, including:

(i)	the external auditor’s engagement letter or other reports of the auditor;

(ii)	the reasonableness of the estimated fees and other compensation to be paid to the external auditor;

(iii)	the form and content of the quarterly and annual audit report, which should include, inter alia:

(A)	a summary of the Company’s internal controls and procedures;

(B)	any material issues raised in the most recent meeting of the Committee; and

(C)	any other related audit, review or attestation services performed for the Company by the external auditors.

(e)	actively engage in dialogue with the external auditor with respect to any disclosed relationships or services that may affect the independence and objectivity of the external auditor and take, or recommend the Board take, appropriate actions to oversee the independence of the external auditor;

(f)	monitor the relationship between management and the external auditor and resolve any disagreements between them regarding financial reporting;

(g)	engage the external auditor in discussions regarding any amendments to critical accounting policies and practices; alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, including any potential ramifications and the preferred treatment by the independent auditor; and lastly, written communication between management and the independent auditor, including but not limited to, the management letter and schedule of adjusted differences.

Internal Controls and Financial Reporting

The Committee will:

(a)	obtain reasonable assurance from discussions with (and/or reports from) management, and reports from the external auditors that the Company’s financial and accounting systems are reliable and that the prescribed internal controls are operating effectively;

(b)	in consultation with the external auditor, the CEO, the CFO, and where necessary, other members of management, review the integrity of the Company’s financial reporting process and the internal control structure;

(c)	review the acceptability of the Company’s accounting principles and direct the auditors’ examinations to particular areas of question or concern, as required;

(d)	request the auditors to undertake special examinations (e.g., review compliance with conflict of interest policies) when it deems necessary;

(e)	together with management, review control weaknesses identified by the external and internal auditors;

(f)	review the appointments of the CFO and other key financial executives;

(g)	during the annual audit process, consider if any significant matters regarding the Company’s internal controls and procedures over financial reporting, including any significant deficiencies or material weaknesses in their design or operation, need to be discussed with the external auditor, and review whether internal control recommendations made by the auditor have been implemented by management.

Ethical and Legal Compliance

The responsibilities and duties of the Committee as they relate to compliance and risk management are to:

(a)	obtain reasonable assurances as to the integrity of the CEO and other senior management and that the CEO and other senior management strive to create a culture of integrity throughout the Company;

(b)	review the adequacy, appropriateness and effectiveness of the Company’s policies and business practices which impact on the integrity, financial and otherwise, of the Company, including those relating to hedging, insurance, accounting, information services and systems and financial controls, and management reporting;

(c)	receive a report from management on tax issues and planning, including compliance with the Company’s source deduction obligations and other remittances under applicable tax or other legislation;

(d)	review annually the adequacy and quality of the Company’s financial and accounting staffing, including the need for and scope of internal audit reviews (if any);

(e)	establish procedures for a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(f)	review any complaints and concerns received regarding accounting, internal controls, or auditing matters or with respect to the Company’s Code of Ethical Conduct, and the investigation and resolution thereof, and provide all relevant information relating to such complaints and concerns to the Nominating and Governance Committee;

(g)	review and monitor the Company’s compliance with applicable legal and regulatory requirements related to financial reporting and disclosure;

(h)	review all “related party transactions” (as such term is defined under applicable securities laws and stock exchange rules) for any potential conflicts of interest; and

(i)	carry the responsibility for reviewing reports from management, external auditors with respect to the Company’s compliance with the laws and regulations having a material impact on financial reporting and disclosure, including: tax and financial reporting laws and regulations; legal withholding requirements; environmental; and any other laws and regulations which expose directors to liability.

AUTHORITY

1.	The Committee shall have the authority to:

(a)	engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	set and pay the compensation for the external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(c)	set and pay the compensation for any independent counsel and other advisors employed by the Committee;

(d)	incur ordinary administrative expenses that are necessary or appropriate in carrying out its duties; and

(e)	communicate directly with the external auditors.

2.	The Committee shall have the power, authority and discretion delegated to it by the Board which shall not include the power to change the membership of or fill vacancies in the Committee.

3.	A resolution approved in writing by the members of the Committee shall be valid and effective as if it had been passed at a duly called meeting. Such resolution shall be filed with the minutes of the proceedings of the Committee and shall be effective on the date stated thereon or on the latest date stated in any counterpart.

4.	The Board shall have the power at any time to revoke or override the authority given to or acts done by the Committee except as to acts done before such revocation or act of overriding and to terminate the appointment or change the membership of the Committee or fill vacancies in it as it shall see fit.

5.	The Committee shall have unrestricted and unfettered access to all Company personnel and documents and shall be provided with the resources necessary to carry out its responsibilities.

6.	At the invitation of the Chair, one or more officers or employees of the Company may, and if required by the Committee, shall attend a meeting of the Committee.

7.	The Committee shall have the authority to obtain advice and assistance from outside legal, accounting or financials advisors in its sole discretion.

DEFINITIONS

Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:

“Affiliated Person” means an “affiliate” of, or a person “affiliated” with, a specified person, which is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Committee Financial Expert” means a person who has the following attributes:

(a)	past employment experience in finance or accounting;

(b)	requisite professional certification in accounting; or

(c)	or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

“Family Member” means a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

“Financially Literate” means the ability to read and understand a set of fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised in the Company’s financial statements.

“Independent Director” means a director that is “independent” as the term is defined in both National Instrument 52-110 - Audit Committees (“NI 52-110”) and Nasdaq Rule 5605(a)(2), as each may be amended from time to time, and being a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a)	a director who is, or at any time during the past three years was, employed by the Company;

(b)	a director who accepted or who has a Family Member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for board or board committee service;

(ii)	compensation paid to a Family Member who is an employee (other than an Executive Officer) of the Company; or

(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation

Provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to additional, more stringent requirements under Rule 5605(c)(2).

(c)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an Executive Officer;

(d)	a director who is, or has a Family Member who is, a partner in, or a controlling Shareholder or an Executive Officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in the Company's securities; or

(ii)	payments under non-discretionary charitable contribution matching programs.

(e)	a director of the Company who is, or has a Family Member who is, employed as an Executive Officer of another entity where at any time during the past three years any of the Executive Officers of the Company serve on the compensation committee of such other entity; or

(f)	a director who is, or has a Family Member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

Adopted by the Board on August 19, 2019, and amended Updated and Approved, 2021.